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FOR IMMEDIATE RELEASE..September 23, 1997

For more information, contact:

Ellis C. Goebel
Senior Vice President Finance & Treasurer
Building Materials Holding Corporation
(208) 331-4410

     BMC WEST COMPLETES HOLDING COMPANY REORGANIZATION;
     NEW ENTITY FILES COMMON STOCK SHELF REGISTRATION


BOISE, IDAHO...BMC West Corporation, a leading distributor and retailer of building materials in the western United States, is now a wholly owned subsidiary of Building Materials Holding Corporation following completion of the previously announced holding company reorganization and merger. As part of that change, BMC West shareholders now hold stock in the parent company which will begin trading on September 24, 1997, on the Nasdaq National market under the symbol BMHC.

     "We are pleased to have the reorganization completed," said Robert E. Mellor, president and chief executive officer of Building Materials Holding Corporation. The intent to form a holding company structure was announced earlier this year.

     According to Mellor, the new structure allows the company to centralize its financial and administrative responsibilities at the holding company level as it prepares to participate in the consolidation of the contractor focused building materials distribution industry. As a wholly owned subsidiary, BMC West continues its emphasis on individual customer and market needs in 10 Western states.

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     "Outstanding shares of BMC West common stock were automatically exchanged on a share-for-share basis into shares of Building Materials Holding Corporation," said Mellor. No action is required by stockholders in connection with the change in corporate structure.

     As part of the reorganization, Building Materials Holding Corporation adopted a rights agreement substantially similar to one that existed under the former BMC West corporate structure. Under the agreement, the company declared a dividend of one preferred share purchase right for each outstanding share of common stock to holders of record as of October 2, 1997. Each right entitles the holder, under certain conditions outlined in the agreement dated September 19, 1997, to purchase a share of Class C Preferred Stock.

     The company also announced that it will file a shelf registration on Form S-4 tomorrow with the Securities and Exchange Commission. The filing requests permission to issue up to 1 million shares of common stock for use in future acquisitions.

     Mellor said the additional shares will provide management with increased flexibility in structuring future transactions.